Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of October 29, 2007, (the “Effective Date”) is made by and between International Rectifier Corporation, a Delaware corporation (the “Company”), and Donald R. Dancer (“Employee”). This term of this Agreement extends from the Effective Date through the End Date.

WITNESSETH:

WHEREAS, Employee is a senior level employee of the Company and is currently serving as its acting Chief Executive Officer, Executive Vice President, Secretary and General Counsel;

WHEREAS, Employee has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for Employee, applicable in the event of a Change in Control;

WHEREAS, the Company is contemporaneously entering into a compensation agreement with Employee (the “Compensation Agreement”); and

WHEREAS, on October 29, 2007 the Board authorized the Company to enter into this Agreement.

NOW, THEREFORE, the Company and Employee agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Base Amount” has the same meaning provided to it under the Code Section 280G final regulations.

(b) “Base Pay” means Employee’s annual rate of base salary as in effect from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means any one or more of the following committed (or omitted) by Employee:

(i) conviction of, or guilty plea or plea of nolo contendre to, a felony crime; or (ii) gross misconduct that is materially injurious to the Company and/or any of its Subsidiaries or affiliates; or

(iii) repeated failure to follow the reasonable and lawful directions of the Company after the Employee has received at least one written warning from the Company; or

(iv) any willful and/or intentional material violation of any written Company policy or procedure; or

(v) a material breach of this Agreement

Whether or not Cause exists in clauses (ii) through (v) shall in each case be determined in good faith by the Board.

Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for “Cause” under clauses (ii) through (v) unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office at a meeting of the Board. In addition, before such termination for Cause is effective, the Company shall provide the Employee with written notice detailing why the Company believes a Cause event has occurred and specifying the particulars thereof in detail. The Board shall also provide the Employee with ten days after his/her receipt of such notice to cure the Cause event(s)(if curable) and the opportunity, together with the Employee’s counsel (if the Employee chooses to have counsel present at such meeting), to be heard before the Board (or, in the Board’s discretion, the Committee or their delegates) during such ten day period. Nothing herein will limit the right of the Employee to contest the validity or propriety of any such determination.

(e) “Change in Control” means the occurrence of any one or more of the following events:

(1) Approval by the stockholders of the Company of the dissolution or liquidation of the Company, except to the extent the dissolution is in connection with a sale of assets which would not constitute a Change in Control Event under subsection (2) below.

(2) Approval by the stockholders of the Company of an agreement to merge, consolidate or otherwise reorganize, with or into, sell or transfer substantially all of the Company’s business and/or assets as an entirety to one or more entities that are not Subsidiaries, as a result of which 50% or less of the outstanding voting securities of the surviving or resulting entities immediately after the reorganization are, or are to be, owned by former stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company’s securities from the record date for such approval until such reorganization, but including in such determination any securities of the other parties to such reorganization held by such affiliates of the Company).

(3) The occurrence of any of the following:

Any “person,” alone or with “affiliates” and “associates” of such person, without the prior approval of the Board, becomes the “beneficial  owner” of more than 50% of the outstanding voting securities of the Company (the terms “person,” “affiliates,” “associates” and “beneficial owner” are used as such terms are used in the Exchange Act and the General Rules and Regulations thereunder); provided, however, that a “Change in Control Event” shall not be deemed to have occurred if such “person” is/are:

(A) the Company,

(B) any Subsidiary, or

(C) any employee benefit plan or employee stock plan of the Company, or any trust or other entity organized, established or holding shares of such voting securities by, for, or pursuant to the  terms of any such plan.

(4) Individuals who at the beginning of any period of two consecutive calendar years constitute a majority of the Board cease for any reason, during such period, to constitute at least a  majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new Board member was approved by a vote of at least two-thirds of the Board members then still in office who were Board members at the beginning of such period.

(5) If, on or before the second anniversary of the Effective Date, the individual serving as the Company’s Acting Chief Executive Officer or Chief Executive Officer as of the Effective Date is

no longer serving in such position as a result of any reason other than due to such individual’s death or disability.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation and Stock Options Committee of the Board.

(h) “Disability” means disability as defined in the Company’s long-term disability plan in which the Employee participates at the relevant time or, if the Employee does not participate in a Company long-term disability plan at the relevant time, as such term is defined in the Company’s principal long-term disability plan that generally covers the Company’s senior-level employees at that time, or, if neither of the foregoing applies, as defined in Code Section 22(e)(3).

(i) “Employee Benefits” means any Company group health or dental benefit plan; provided, however, that Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of the Employee.

(j) “Employee Benefits Continuation Period” means the 18 month period commencing as of the first day of the month following a Qualifying Termination.

(k) “End Date” means the earlier of: (i) the effective date that the Company and Employee mutually agree in writing to terminate this Agreement, (ii) the date, following a Qualifying Termination, when the Company has fulfilled all of its obligations to Employee under this Agreement, (iii) the Termination Date arising from a non-Qualifying Termination of Employee’s employment, or (iv) the date that is two years after the date when the Company provided written notice to the Employee that it is terminating this Agreement provided, however, that the End Date under this clause (iv) can be no earlier than the date that is two years after a Change in Control that occurred during the term of the Agreement or the date determined under clause (ii) if there is a Qualifying Termination.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Good Reason” means that any one or more of the following have occurred without the Employee’s prior written consent either in connection with a Change in Control or during the Protected Period:

(i) Employee has, except in connection with termination of employment for Cause or due to Employee’s death or Disability, suffered a material and substantial diminution in Employee’s job responsibilities as in effect immediately prior to the public announcement of a contemplated Change in Control (and where such Change in Control does occur), provided, however, that neither mere changes in title and/or reporting relationship, nor reassignment following a Change in Control to a position that is similar to the position held immediately prior to such public announcement of the contemplated Change in Control shall constitute a material and substantial diminution in job responsibilities. In addition, if Employee’s job title as of the Effective Date (as specified in the above recitals) is denoted as or is in effect an “Interim” or “Acting” position, then a subsequent reassignment to a position of the same level which Employee held immediately prior to assuming such Interim or Acting position or to a higher level shall not constitute a Good Reason event; or

(ii) Employee has incurred a reduction in his or her Base Pay or his/her Target Bonus opportunity; or

(iii) Employee has been notified that his or her principal place of work will be relocated to a new location that is twenty miles or more from Employee’s principal work location as of immediately before the public announcement of a contemplated Change in Control (and where such Change in Control does occur); or

(iv) The Company has materially breached this Agreement including without limitation the failure to timely comply with Section 3(a).

Before “Good Reason” has been deemed to have occurred, Employee must give the Company written notice detailing why the Employee believes a Good Reason event has occurred and such notice must be provided to the Company within sixty days of the initial occurrence of such alleged Good Reason event(s) or else such Good Reason event(s) will be deemed to have been irrevocably waived by Employee. The Company shall then have thirty days after its receipt of written notice to cure or remedy the items cited in the written notice so that “Good Reason” will not have formally occurred with respect to the event(s) in question. If the Company does not timely remedy or cure the Good Reason events, then Employee’s employment shall be terminated for Good Reason as of the end of the thirty day cure period.

(n) “Protected Period” means the two year period immediately following (and commencing on) a Change in Control.

(o) “Qualifying Termination” means termination of the Employee’s employment either by the Company without Cause or by the Employee for Good Reason, in each case occurring either in connection with a Change in Control (or an impending Change in Control) and/or during the Protected Period. For avoidance of doubt, termination of employment due to Employee’s death or Disability is not a Qualifying Termination.

(p) “Release Agreement” means a separation agreement containing the release of all employment related claims against the Company and its affiliates along with Employee’s covenant not to sue the Company or its affiliates in substantially the following form and where such separation agreement will also contain only those covenants expressed in Section 12 below.

The release of claims will provide that in exchange for good and valuable consideration, the “Employee hereby covenants not to sue and releases and forever discharges the Company, its parents, subsidiaries, attorneys, insurers, agents, employees, shareholders, directors, officers, affiliates, predecessors and successors of and from any and all employment related rights, claims, actions, demands, causes of action, obligations, attorneys’ fees, costs, damages, and liabilities of whatever kind or nature arising from his service with the Company, in law or in equity, that Employee may have (whether known or not known) (collectively, “Claims”), accruing to Employee as of the Termination Date, that Employee has ever had, including but not limited to Claims based on and/or arising under Title VII of the Civil Rights Act of 1964, as amended, The Americans with Disabilities Act, The Family Medical Leave Act, The Equal Pay Act, The Employee Retirement Income Security Act, The Fair Labor Standards Act, and/or the California Fair Employment and Housing Act; The California Constitution, The California Government Code, The California Labor Code, The Industrial Welfare Commission’s Orders, The Securities Act of 1933, The Securities Exchange Act of 1934, the Worker Adjustment and Retraining Notification Act, California Labor Code sections 1400-1408, and any and all other Claims Employee may have under any other federal, state or local Constitution, Statute, Ordinance and/or Regulation; and all other Claims arising under common law including but not limited to tort, express and/or implied contract and/or quasi-contract, arising out of or, in any way, related to Employee’s previous relationship with the Company as an employee, consultant and/ or director. Furthermore, Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Older Workers Benefit Protection Act, Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and that this waiver and release is knowing and voluntary. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that:

(a)                                  Employee should consult with an attorney prior to executing this Agreement;

(b)                                 Employee has at least twenty-one (21) days within which to consider this Agreement;

(c)                                  Employee has up to seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and

(d)                                 this Agreement shall not be effective until the revocation period in subsection (c) has expired without revocation by Employee.

The Company and Employee agree that this release shall be and remain in effect in all respects as a complete general release as to the matters released.”

Such Release Agreement will not require a release of the Employee’s rights to indemnification and contribution by the Company or to coverage under the Company’s directors and officers liability insurance coverage if applicable or any claims that may not be released as a matter of law.

(q) “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(r) “Target Bonus” means the targeted annualized cash-based incentive compensation opportunity for the Employee during each Company fiscal year. Solely for the purposes of determining whether Good Reason applies, this Target Bonus amount can not be reduced from any prior fiscal year without the Employee’s express prior written consent, although the actual amount of any bonus earned and paid to Employee for any year shall be determined pursuant to the terms of each year’s bonus arrangement.

(s) “Termination Date” means the last date of Employee’s employment with the Company (and any Subsidiary).

2. Qualifying Termination Consequences. If a Qualifying Termination occurs during the term of this Agreement and also occurs either in connection with a Change in Control (or an impending Change in Control) and/or during the Protected Period, then the following subsections in this Section 2 shall apply (with Sections 2(b) through 2(g) being subject to the effectiveness of the Release Agreement referenced in Section 2(h) below):

(a) Within ten days of his/her Termination Date (or such earlier time required by applicable law), Employee shall be paid for (i) his/her unpaid salary and paid time off and vacation pay that are accrued through the Termination Date, (ii) earned but unpaid bonuses for performance periods completed on or prior to the Termination Date, and (iii) unreimbursed valid business expenses that were submitted in accordance with Company policies and procedures. Employee is also eligible for other vested benefits pursuant to the express terms of any applicable Company employee benefit plan.

(b) The Company shall pay in cash to Employee an amount equal to two (2) times the sum of the Employee’s Base Pay and Target Bonus as in effect on the Termination Date (the “Cash Severance”). The Board shall determine in good faith whether such Qualifying Termination is occurring in connection with an impending Change in Control. However, such a Qualifying Termination shall in any event be deemed to be in connection with an impending Change in Control if such Qualifying Termination (i) is required by the merger agreement or other instrument relating to such Change in Control, or (ii) is made at the express request of the other party (or parties) to the transaction constituting such Change in Control, or (iii) occurs after the public announcement of an impending Change in Control. The Cash Severance shall be paid to Employee in a cash lump sum within ten days after the effectiveness of the Release Agreement.

(c) For the Employee Benefits Continuation Period, the Company shall continue to provide to Employee the Employee Benefits which were received by, or with respect to, Employee as of the date of the Qualifying Termination, at the same expense to Employee as before the Qualifying Termination subject to immediate cessation (other than as to any pre-existing condition not covered by the new benefits coverage) if Employee is offered employee benefits coverage in connection with new employment. From the Termination Date through the Employee Benefits Continuation Period, Employee shall provide advance written notice to the Company informing the Company when the Employee is offered or becomes eligible for other employee benefits in connection with new employment. In addition, if periodically requested by the Company during the Employee Benefits Continuation Period, the Employee will provide the Company with written confirmation that he/she has not been offered other employee benefits.

(d) The Company shall pay in cash to Employee an amount equal to a pro-rata portion (based on the number of whole months Employee served as a Company employee during the fiscal year of the Qualifying Termination divided by twelve) of the Target Bonus for such year. Any amounts payable to Employee under this Section 2(d) will be paid to Employee at the same time that the Cash Severance is paid. The Company shall also provide, at Company expense and not to exceed $50,000 in the aggregate, job outplacement services for the Employee until the earlier of nine months after the Termination Date or the date when Employee accepts an offer of new employment. The Company shall select the outplacement service provider and provide any compensation benefit hereunder directly with and to the service provider.

(e) In the event that the Employee is entitled to receive payment of the Cash Severance, and notwithstanding anything to the contrary in any restricted stock, stock option or other equity compensation plan or agreement or deferred compensation or retirement plan or agreement, upon the Termination Date the Employee shall become immediately fully vested (and all vesting restrictions and Company repurchase rights removed) in all of his/her then outstanding stock options, stock appreciation rights, warrants, restricted stock, phantom stock, nonqualified deferred compensation, nonqualified retirement agreement or similar nonqualified plans or agreements with the Company. In addition, subject to the terms of any applicable Company equity compensation plan or merger agreement or other instrument relating to the Change in Control that provides that all Company stock options will be canceled and not continued upon a Change in Control, the Employee shall have at least until the earlier of (i) the scheduled expiration date of the stock option term or (ii) six months after the Termination Date to exercise his/her vested then-outstanding stock options. Notwithstanding the foregoing, any award that is subject to a performance condition will vest only to the extent the performance condition has been satisfied on or prior to the Termination Date.

(f) In  the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then either paragraphs (1) or (2) of this Section 2(f) below shall occur as applicable:

(1) If the aggregate present value of the Total Payments (as calculated pursuant to the Code Section 280G final regulations) is less than 345% of the Employee’s Base Amount, then such Total Payments shall be reduced to the smaller amount that is equal to $1.00 less than 300% of the Employee’s Base Amount.

(2) If the aggregate present value of the Total Payments (as calculated pursuant to the Code Section 280G final regulations) is equal to or greater than 345% of the Employee’s Base Amount, then, subject to the maximum dollar limit expressed in Section 2(g), the Company shall pay Employee a cash amount equal to the sum of: (i) any excise taxes that may be imposed on Employee under Code Sections 280G and 4999 (the “Excise Tax Restoration”) and (ii) for any taxes (including excise taxes) imposed on the Excise Tax Restoration payment, and for any interest or penalties related to such excise tax with all such computations performed applying the then highest marginal tax rates. Such payment shall be made to Employee within thirty days of the determination that there are excise taxes owed and will be in an amount so that Employee will be in the same position on an after-tax basis that he would have been if no excise taxes, interest and/or penalties had been imposed.

(3) All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 2(f), shall be made by a nationally recognized independent registered public accounting firm not currently retained by the Company immediately prior to the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Employee within seven (7) business days of the Change in Control or Termination Date, as applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Employee, absent manifest error. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2(f).

(g) In the event the Employee is subject to additional taxes imposed by Code Section 409A with respect to any payments or benefits due to the Employee under this Agreement, the Company shall pay Employee a cash amount equal to the sum of: (i) any taxes that may be imposed on Employee under Code Section 409A (the “409A Tax Restoration”) and (ii) for any taxes (including excise taxes) imposed on the 409A Tax Restoration payment, and for any interest or penalties related to such Code Section 409A taxes with all such computations performed applying the then highest marginal tax rates. Such payment shall be made to Employee within thirty days of the determination that there are Code Section 409A taxes owed and will be in an amount so that Employee will be in the same position on an after-tax basis that he would have been if no Code Section 409A taxes, excise taxes, interest and/or penalties had been imposed.

Notwithstanding anything to the contrary, the maximum aggregate amount of payments that the Company will be required to make under Sections 2(f)(2) and 2(g) is $3,000,000.

(h) All payments and benefits provided under Sections 2(b) through 2(g) are conditioned on and subject to the Employee’s continuing compliance with this Agreement and the Employee’s timely execution (and non-revocation and effectiveness) of the Release Agreement on or after the Termination Date and the Employee’s on-going compliance with the terms of the Release Agreement. The Company will provide the Release Agreement to the Employee for his/her review and execution within three days of the Termination Date. There is no entitlement to any payments or benefits unless and until such Release Agreement is effective and the Release Agreement must become effective within sixty days after the Termination Date or else no payments or benefits will be provided to Employee under Sections 2(b) through 2(g). In addition, to the extent Employee receives severance or similar payments and/or benefits (other than any payments and/or benefits under Employee’s Compensation Agreement, which payments and/or benefits are expressly excluded from this provision) under any other Company plan, program, agreement, policy, practice, or the like, or under the WARN Act or similar state law, the payments and benefits due to Employee under this Agreement will be correspondingly reduced on a dollar-for-dollar basis (or vice-versa).

3. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance reasonably satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, the Employee’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Employee’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

4. No Retention Rights. This Agreement is not an employment agreement and does not give the Employee the right to be retained by the Company (or its Subsidiaries or affiliates) and the Employee agrees that he/she is an employee-at-will subject to any effective employment agreement between the parties. The Company (or its Subsidiaries or affiliates) reserves the right to terminate the Employee’s service at any time and for any reason.

5. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Employee at his/her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

6. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

7. Arbitration; Governing Law. Any dispute between the parties under this Agreement shall be resolved (except as provided below) in Los Angeles, California through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his determination and shall furnish to each party a signed copy of such written decision. To the extent required by applicable law, the expenses of the arbitration shall be borne by the Company, otherwise the arbitration expenses shall be borne equally by the Company and the Employee provided, however, that each party shall be responsible for their own legal fees and expenses (except that the Company shall reimburse the Employee for the Employee’s legal fees within thirty days of the arbitration decision if the Employee is forced to successfully enforce at least one material claim of his Section 2 entitlements under this Section 7). The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Compensation Agreement constitute the entire agreement of the parties with respect to the subject matter thereof and supersede any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter thereof have been made by either party which are not set forth expressly in this Agreement and/or the Compensation Agreement.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

10. Section 409A. The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of section 409A of the Code. Notwithstanding the foregoing, in the event this Agreement or any benefit paid under this Agreement to Employee is deemed to be subject to section 409A of the Code, the Employee consents to the Company’s adoption of such conforming amendments as the Company deems advisable or necessary, in its sole discretion, to comply with section 409A of the Code (including without limit delaying the timing of payments). Notwithstanding anything to the contrary, if, upon Employee’s separation from service, Employee is then a Company “specified employee” (as defined in Section 409A of the Code), then to the extent necessary to comply with Code Section 409A, the Company will defer payment (without interest) of certain of the amounts owed to Employee under this Agreement until the earlier of the Employee’s death or the first business day of the seventh month following Employee’s separation from service.

11. Withholding. All payments and benefits made under this Agreement shall be subject to reduction to reflect any withholding taxes or other amounts required by applicable law or regulation.

12. Restrictive Covenants. The provisions of this Section 12 shall survive termination of this Agreement and/or termination of Employee’s employment for any reason.

(a) Nondisparagement. The Employee will not disparage the Company, its directors, officers, employees, affiliates, Subsidiaries, predecessors, successors or assigns in any written or oral communications to any third party. The Employee further agrees that he/she will not direct anyone to make any disparaging oral or written remarks to any third parties, provided, however, that the Employee may testify or otherwise provide information truthfully in connection with any (i) governmental and/or regulatory proceeding, (ii) required governmental or regulatory filing, or (iii) any subpoena for testimony served upon the Employee.

(b) Nonsolicit. During the Employee’s employment with Company and for 12 months after the Termination Date, the Employee shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership: (i) solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or (ii) attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services.

(c) Nondisclosure. Notwithstanding any requirement that the Company may have to publicly disclose the terms of this Agreement pursuant to applicable law or regulations, the Employee agrees to use reasonable efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Agreement Information”). The Employee also agrees to take every reasonable precaution to prevent disclosure of any Agreement Information to third parties, except for disclosures required by law or reasonably necessary with respect to Employee’s immediate family members or personal advisors who shall also agree to maintain confidentiality of the Agreement Information.

(d) Confidentiality. Employee shall not, except as required by any court or administrative agency, without the written consent of the Board, or the Company’s Chief Executive Officer, or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee or his duties to the Company, any confidential information obtained by him while in the employ of the Company with respect to any of the Company’s inventions, processes, customers, methods of distribution, methods of manufacturing, attorney-client communications, pending or contemplated acquisitions, other trade secrets, or any other material which the Company is obliged to keep confidential pursuant to any confidentiality agreement or protective order; provided, however, that confidential information shall not include any information now known or which becomes known generally to the public (other than as a result of an unauthorized disclosure by the Employee) or any information of a type not otherwise considered confidential by a person engaged in the same business or a business similar to that conducted by the Company. Employee acknowledges that he also continues to be bound by the Inventions and Confidential Information agreement with the Company that Employee previously executed.

(e) Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any covenants herein, the damage or imminent damage shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company and Employee shall be entitled to apply for injunctive relief in the event of any breach or threatened breach of any of such provisions by Employee or the Company, in addition to any other relief (including damages) available to the Company or Employee under this Agreement or under law. If the Employee materially breaches the Release Agreement then within thirty days of the Company’s notice to the Employee regarding such breach, the Employee must repay to the Company in cash all of the payments and benefits previously provided to the Employee under Section 2 and the Company will owe no further obligations to Employee under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

INTERNATIONAL RECTIFIER CORPORATION

By:
Lawrence A. Michlovich
Assistant Secretary

EMPLOYEE:

Donald R. Dancer